Kevin L. Cooney
Member
513.870.8245 (t)
513.870.0999 (f)
kcooney@fbtlaw.com
May 27, 2016

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re:    Cincinnati Bell Inc.:
Form S-8 Registration Statement
Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors

Gentlemen:

We are counsel for Cincinnati Bell Inc., an Ohio corporation (the “Company”), which is named as the Registrant in the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed on or about May 27, 2016 with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 500,000 common shares, par value $0.01 per share (the “Common Shares”), of the Company offered or to be offered pursuant to the Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors (the “Plan”).
As counsel for the Company, we have participated in the preparation of the Registration Statement. In addition, we are generally familiar with the records and proceedings of the Company. Furthermore, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of corporate records or documents of the Company and such representations of officers of the Company as we have deemed appropriate.
With respect to the Common Shares registered pursuant to such Registration Statement as filed and as it may be amended, it is our opinion that the Common Shares, when issued and paid for pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this Opinion with the Commission as an Exhibit to the Registration Statement.
Very truly yours,
FROST BROWN TODD LLC

/s/ Frost Brown Todd LLC

9277 Centre Pointe Drive | Suite 300 | West Chester, Ohio 45069-4866 | 513.870.8200 | frostbrowntodd.com
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